Exhibit 99.1

Talkspace Announces CEO Transition Plan

Co-Founders Oren and Roni Frank Step Down from the Company and the Board

Chairman Douglas Braunstein Named Interim CEO

Board Initiates CEO Search to Identify Successor

NEW YORK, November 15, 2021 (BUSINESS WIRE) -- Talkspace, Inc. (Nasdaq: TALK), a leading virtual behavioral healthcare company, announced today that its co-founder and CEO, Oren Frank, has decided to step down from his position as CEO and Board member of Talkspace, effective today. Roni Frank, co-founder and Head of Clinical Services, is also stepping down from her role and from the Board of Directors. Mr. and Mrs. Frank will serve as Strategic Advisors to the Board for the next 6 months to provide continuity and strategic direction.

The Board will conduct a comprehensive search for a new CEO, and has retained Korn Ferry to advise on the search process. As part of the transition plan, Chairman Douglas Braunstein will step in as interim CEO to oversee the executive leadership team until a new CEO has been identified.

Oren and Roni Frank co-founded Talkspace in 2012, with a mission to democratize access to high-quality behavioral health services. As co-founders of the Company, Mr. and Mrs. Frank have led Talkspace to many milestones, including the Company’s listing on NASDAQ earlier this year.

Oren Frank commented: “I am incredibly proud of the company Roni and I have built. Roni and I are entrepreneurs, and we’re looking forward to our next adventure. We pioneered a new way of providing mental health services and in doing so, we touched millions of lives. It’s been an incredible journey, we’ve built a terrific team, and positively changed the mental health landscape and the perception associated with it. I am certain that Talkspace will continue to see tremendous success and growth with a new leadership, one that is suited for the different set of needs and skills required for a publicly traded company.”

Roni Frank added: “Over the last 10 years Talkspace expanded access to care, and empowered millions of people to live better, healthier lives. We are humbled to see our vision brought to life through a purpose driven, tech-enabled mental health platform. I will always be grateful to our talented and caring mental health providers and employees for their passion and dedication. The demand for mental health services continues to accelerate, and I have the greatest degree of confidence in the long-term growth opportunities for Talkspace.”

Doug Braunstein, Chairman of the Board and interim CEO, stated “On behalf of the entire Board, I would like to thank Oren and Roni for their vision, leadership and the remarkable legacy they are leaving behind. Oren and Roni have created an innovative digital behavioral health platform, combining wide access to mental health resources with a data-driven approach to clinical treatment. We look forward to building on their vision and taking the Company from its start-up roots to the next stage of growth.”

About Talkspace

Talkspace is a leading virtual behavioral healthcare company enabled by a purpose-built technology platform. As a digital healthcare company, all care is delivered through an easy-to-use and fully encrypted web and mobile platform, consistent with HIPAA and other state regulatory requirements.

Today, the need for care feels more urgent than ever. When seeking treatment, whether it's psychiatry or adolescent, individual or couples therapy, Talkspace offers treatment options for almost every need. With Talkspace, members can send their dedicated therapists text, video, and voice messages anytime, from anywhere, and engage in live video sessions. As of September 2021, over 2 million people have used Talkspace, and over 75 million lives were covered for Talkspace through insurance and employee assistance programs or other network behavioral health paid benefit programs.

For more information about Talkspace commercial relationships, visit https://business.talkspace.com/.

To learn more about online therapy, please visit: https://www.talkspace.com/online-therapy/.

To learn more about Talkspace Psychiatry, please visit https://www.talkspace.com/psychiatry.